CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement for BorgWarner Morse TEC Inc., Ithaca Plant Retirement Savings Plan on Form S-8 of our reports dated February 14, 2008, relating to the financial statements of BorgWarner, Inc. and Consolidated Subsidiaries (the “Company”) (which expressed an unqualified opinion and included an explanatory paragraph regarding the Company’s changes in its methods of accounting in 2007 for income taxes as a result of adopting FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and in 2006 for employee stock-based compensation as a result of adopting SFAS No. 123 (R), Share-Based Payment and for defined benefit pension and other postretirement plans as a result of adopting SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Detroit, Michigan
April 30, 2008